Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	At Dresner Corporate Services
Robert L. Johnson, President & CEO or Curtis R. Kollar, Chief Financial Officer	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@ charterbank.net

CHARTER FINANCIAL DECLARES QUARTERLY CASH DIVIDEND

WEST POINT, Ga., August 23, 2011—Charter Financial Corporation (NASDAQ: CHFN) today announced that its board of directors has declared a quarterly cash dividend of 5 cents per share. The dividend is payable on September 29, 2011, to stockholders of record September 13, 2011.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution.  CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia and East Alabama.  CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

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